Exhibit 99.1

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Thursday, October 18, 2012
FOR IMMEDIATE RELEASE

Washington Federal Reports Annual Net Income of $138 Million

SEATTLE - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $35,531,000 or $.33 per diluted share for the quarter ended September 30, 2012, compared to $30,666,000 or $.28 per diluted share for the same period one year ago, a $4.9 million or 18% increase per diluted share. Earnings for the fiscal year ended September 30, 2012 of $138,183,000 or $1.29 per diluted share, an increase of $18,895,000 or 29% per diluted share from the prior year. Higher earnings were driven primarily by lower credit costs due to improved market conditions. Total credit costs were $55 million for the year, a $78 million or 59% decrease from fiscal 2011. The Company's ratio of tangible common equity to tangible assets ended the quarter at 13.45% and its total risk-based capital ratio was 27.29%. Both of these ratios continue to be among the best of large regional financial institutions in the U.S.
Chairman, President & CEO Roy M. Whitehead commented, “Financial performance for the year exceeded our expectations. Much of the credit goes to improved real estate market conditions that enabled us to record gains on the sale of properties foreclosed on and written down in prior years. During the quarter, we also completed important steps to enhance future profitability. In fiscal 2013, the focus will largely be on growth in our commercial banking segments. Low interest rates and a slow economy will challenge earnings growth; however, our strong financial position will provide tremendous flexibility. Opportunities to improve shareholder value, including acquisitions and stock repurchases, will be aggressively pursued.”
Non-performing assets amounted to $273 million or 2.19% of total assets as of September 30, 2012, a $97 million or 26% decrease from September 30, 2011. Non-performing assets peaked at $606 million at

5.03% of total assets on June 30, 2009 and have since decreased by $333 million or 55%. Non-performing loans decreased from $210 million at the Company's September 30, 2011 fiscal year-end, to $173 million as of September 30, 2012, an 18% decrease. Total loan delinquencies were 2.57% as of September 30, 2012, a decrease from the 3.43% at September 30, 2011. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, decreased to 2.73% from 3.25% as of September 30, 2011. Delinquencies on single family mortgage loans decreased by 8 basis points on a linked quarter basis to 2.73% from 2.81% as of June 30, 2012. The Company's single family mortgage loan delinquency ratio of 2.73% remains significantly better than the national average of 10.1%i.
Net loan charge-offs decreased from $98 million in the year ended September 30, 2011 to $70 million in the current year, a $28 million or 29% decrease. Net loan charge offs peaked in fiscal 2010, at $184 million. Total net charge-offs for fiscal 2012 represent a 62% decrease from the fiscal 2010 high.
Real estate held for sale decreased by $60 million or 38% from September 30, 2011 as the Company continues to liquidate foreclosed properties. During the year, the Company sold 663 properties for net proceeds of $143 million and a net gain on sale of $16 million over the current book value. The total net loss on sale of real estate, measured against the original loan balance of $267 million, was $124 million or 46% of original balances for properties sold in fiscal 2012. As of September 30, 2012, real estate held for sale consisted of 449 properties totaling $99 million. Land represented $43 million or 43% of total real estate held for sale at September 30, 2012. Net loss on real estate acquired through foreclosure, which includes gains and losses on sale, ongoing maintenance expense and periodic write-downs from lower valuations, decreased by 75% to $10 million in 2012 from $40 million in the prior year.
Asset quality trends during the quarter and fiscal year ending September 30, 2012 were generally positive as noted above with non-performing loans, real estate owned, delinquencies and net charge-offs all decreasing. Additionally, the residential real estate market has shown marked improvement in property values. The table below shows the change in median home priceii in several of our key markets.

	Sep - 12	Sep - 11	% Change
	($ in thousands)

Seattle	$378	$350	8.0%
Portland	241	225	7.1
Boise	180	166	8.4
Salt Lake	212	199	6.5
Las Vegas	130	120	8.3
Phoenix	160	157	1.9
Albuquerque	165	164	0.6
Dallas	150	129	16.3

Consistent with these improving conditions, total loan loss reserve as a percentage of total gross loans has decreased. As of September 30, 2012, the allowance totaled 1.69% of loans, a decrease of 20 basis points from the 1.89% as of September 30, 2011. As of September 30, 2012, the general allowance for loan losses was $117 million or 1.56% of loans subject to the general allowance.
Total assets decreased by $968 million or 7% to $12.5 billion at September 30, 2012, from $13.4 billion at September 30, 2011. As previously disclosed, during the fourth quarter the Company took steps intended to reduce the Company's interest rate risk and improve its future earnings potential. During the quarter, the Company sold $2.3 billion of fixed rate mortgage-backed securities for a pre-tax gain of $95 million. In the same period, the Company pre-paid $876 million of long term debt at a pre-tax loss of $95 million. The weighted average rate on the retired debt was 3.94%. In related transactions, the Company also purchased a mix of short and longer term assets totaling $2.0 billion with an anticipated weighted average yield of 1.83%, and restructured an additional $830 million of long term debt to lengthen maturity and reduce the weighted average rate from 4.48% to 3.43%. These transactions are expected to reduce the volatility of net interest income and stabilize the margin going forward.
For the fiscal year ended September 30, 2012, loans decreased by $484 million or 6%, as the low interest rate environment caused loan repayments to accelerate. Total loan repayments for fiscal 2012 were $2.0 billion, a $142 million or 7.8% increase from the prior year. Loan originations in 2012 totaled $1.4 billion, an $83 million or 6% increase over 2011. Importantly, commercial loan originations increased $172 million or 41% as a result of improved economic conditions and the Company's continued phased rollout of its commercial business lines. Loans covered by an FDIC loss sharing agreement decreased by $94 million, investment securities decreased $329 million and cash and cash equivalents decreased by $65 million. Other assets increased by $78 million or 130% in 2012 as a result of the capitalization of prepayment fees associated with the balance sheet restructuring described above. As of September 30, 2012, the Company's investment portfolio had net unrealized gains of $47 million.
Customer deposits decreased $89 million or 1% during the year, however; the Company was able to grow transaction accounts by $284 million or 11%, while time deposits decreased by $374 million or 6%. The weighted average rate paid on customer deposits during the year was 0.99%, a decrease of 33 basis points from the previous year, as a result of the low interest rate environment.
Federal Home Loan Bank (FHLB) and other borrowings decreased by $882 million or 32% as a result of the balance sheet restructuring. The weighted average rate on FHLB borrowings as of September 30, 2012 was 3.59%, a decrease of 51 basis points from the prior year.
During the year, the Company had an average balance of $848 million in cash and cash equivalents invested overnight at a yield of approximately .25%. The Company is maintaining higher than normal amounts of liquidity due to concern about potentially rising interest rates in the future. The period end spread was 2.80% as of September 30, 2012, a decrease from 3.13% as of September 30, 2011.
Net interest income for the year was $397 million, a $20 million decrease from last year. Net interest margin was 3.18% for the year, compared to 3.35% for the prior year. The margin was pressured as lower asset yields offset decreasing interest expense.
Total credit costs, which include the provision for loan losses and net loss on real estate acquired, were the key driver for improved earnings this year. The table below shows the Company's total credit costs for the last twelve quarters and fiscal years ending September 30, 2010 , 2011 and 2012.

	Total Credit Costs	$ Change	% Change
	($ in thousands)
Quarter Ending
12/31/2009	$82,470
3/31/2010	80,058	$(2,412)	(2.9)%
6/30/2010	51,767	(28,291)	(35.3)
9/30/2010	46,089	(5,678)	(11.0)
12/31/2010	36,553	(9,536)	(20.7)
3/31/2011	40,395	3,842	10.5
6/30/2011	29,171	(11,224)	(27.8)
9/30/2011	27,035	(2,136)	(7.3)
12/31/2011	21,779	(5,256)	(19.4)
3/31/2012	19,582	(2,197)	(10.1)
6/30/2012	9,221	(10,361)	(52.9)
9/30/2012	4,194	(5,027)	(54.5)

Fiscal Year Ending
2010	260,384
2011	133,154	(127,230)	(48.9)
2012	54,776	(78,378)	(58.9)

The Company's efficiency ratio of 34.5% for the year remains among the lowest in the industry. The year produced a return on assets of 1.03%, while return on equity amounted to 7.23%.
On October 19, 2012, Washington Federal will pay a cash dividend of $.08 per share to common stockholders of record on October 5, 2012. This will be the Company's 119th consecutive quarterly cash dividend. During the year ended September 30, 2012, Washington Federal repurchased 2,895,484 shares at a weighted average price of $14.48. The Company has an authorization to repurchase up to an additional 6,188,030 shares. For the year the Company returned 55% of earnings to stockholders in the form of cash dividends and share repurchases.
During the quarter, the Company's first Eastern Washington branch was opened in Yakima, Washington.
Status of Proposed South Valley Bank and Trust Acquisition
Washington Federal has received approval from its primary regulators to complete its acquisition of South Valley Bank and Trust, which is anticipated to close on October 31, 2012. The transaction is expected to be immediately accretive to earnings.
About Washington Federal
Washington Federal, with headquarters in Seattle, Washington, has 166 offices in eight western states. To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company's future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements include projections and estimates of loan demand, revenue growth, credit costs, levels of problem assets, earnings, interest rates, regulatory actions or other financial or business items; statements of management's plans, strategies and objectives for future operations; the characterization of the future effects of the reposition transactions on the Company's balance sheet and earnings prospects; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements of this type speak only as of the date of this press release. The Company cautions against placing undue reliance on forward-looking statements, which reflect its good faith beliefs with respect to future events and are based on information currently available to it as of the date the forward-looking statement is made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the timing when, or by which, such performance or results will be achieved.
By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time, and actual performance or results, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. The following important factors, in addition to those discussed or referenced in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”), may cause actual results to differ materially from those contemplated by any forward-looking statements: including, but not limited to: general economic conditions; legislative and regulatory changes, including without limitation the potential effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations to be promulgated thereunder; monetary fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; cost of funds; the level of success of the Company's asset/liability management strategies; demand for loan products; demand for financial services; competition; changes in the quality or composition of the Company's loan and investment portfolios; adequacy of the reserve for loan losses; the level of success in disposing of foreclosed real estate and reducing nonperforming assets; changes in accounting principles; policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees, including without limitation Washington Federal's ability to comply in a timely and satisfactory manner with the requirements of a memorandum of understanding entered into with the Office of the Comptroller of the Currency.

i OCC Mortgage Metrics, 2nd Quarter 2012, which is the most recent data available
iiMultiple Listing Services

# # #

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2012	September 30, 2011
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$751,430	$816,002
Available-for-sale securities	1,781,705	3,255,144
Held-to-maturity securities	1,191,487	47,036
Loans receivable, net	7,451,998	7,935,877
Covered loans, net	288,376	382,183
Interest receivable	46,857	52,332
Premises and equipment, net	178,845	166,593
Real estate held for sale	99,478	159,829
Covered real estate held for sale	29,549	56,383
FDIC indemnification asset	87,571	101,634
FHLB stock	149,840	151,755
Intangible assets, net	256,076	256,271
Federal and state income taxes	22,513	—
Other assets	137,219	59,710
	$12,472,944	$13,440,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$2,946,453	$2,662,188
Time deposit accounts	5,630,165	6,003,715
	8,576,618	8,665,903
FHLB advances	1,880,000	1,962,066
Other borrowings	—	800,000
Advance payments by borrowers for taxes and insurance	40,041	39,548
Federal and state income taxes	—	1,535
Accrued expenses and other liabilities	76,533	65,164
	10,573,192	11,534,216
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,950,223 and 129,853,534 shares issued; 106,177,615 and 108,976,410 shares outstanding	129,950	129,854
Paid-in capital	1,586,295	1,582,843
Accumulated other comprehensive income, net of taxes	13,306	85,789
Treasury stock, at cost; 23,772,608 and 20,877,124 shares	(310,579)	(268,665)
Retained earnings	480,780	376,712
	1,899,752	1,906,533
	$12,472,944	$13,440,749

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$17.89	$17.49
Tangible common stockholders' equity per share	15.48	15.14
Stockholders' equity to total assets	15.23%	14.18%
Tangible common stockholders' equity to tangible assets	13.45	12.52
Weighted average rates at period end
Loans and mortgage-backed securities	4.72	5.43
Combined loans, mortgage-backed securities and investment securities	4.18	4.97
Customer accounts	0.90	1.14
Borrowings	3.59	4.04
Combined cost of customer accounts and borrowings	1.38	1.84
Interest rate spread	2.80	3.13

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered loans	$115,467	$127,943	$484,833	$522,230
Mortgage-backed securities	16,062	27,822	96,142	108,207
Investment securities and cash equivalents	2,850	3,210	9,296	14,198
	134,379	158,975	590,271	644,635
INTEREST EXPENSE
Customer accounts	20,071	26,070	86,939	115,835
FHLB advances and other borrowings	22,138	28,387	106,310	111,861
	42,209	54,457	193,249	227,696
Net interest income	92,170	104,518	397,022	416,939
Provision for loan losses	5,379	15,354	44,955	93,104
Net interest income after provision for loan losses	86,791	89,164	352,067	323,835
OTHER INCOME
Gain on sale of investments	95,234	—	95,234	8,147
Prepayment penalty on long-term debt	(95,565)	—	(95,565)	—
Other	3,585	4,719	16,848	17,786
	3,254	4,719	16,517	25,933
OTHER EXPENSE
Compensation and benefits	19,487	18,015	77,628	72,034
Occupancy	4,217	3,700	16,194	14,480
FDIC insurance premiums	3,550	5,283	16,093	20,582
Other	8,459	7,287	32,939	28,963
	35,713	34,285	142,854	136,059
Gain (loss) on real estate acquired through foreclosure, net	1,185	(11,681)	(9,819)	(40,050)
Income before income taxes	55,517	47,917	215,911	173,659
Income tax provision	19,986	17,251	77,728	62,518
NET INCOME	$35,531	$30,666	$138,183	$111,141

PER SHARE DATA
Basic earnings	$0.33	$0.28	$1.29	$1.00
Diluted earnings	0.33	0.28	1.29	1.00
Cash dividends per share	0.08	0.06	0.32	0.24
Basic weighted average number of shares outstanding	106,512,324	109,666,258	107,108,703	111,383,877
Diluted weighted average number of shares outstanding, including dilutive stock options	106,556,946	109,748,550	107,149,240	111,460,106

PERFORMANCE RATIOS
Return on average assets	1.10%	0.91%	1.03%	0.83%
Return on average common equity	7.43	6.55	7.23	5.99